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EXHIBIT 23.5

The Board of Directors
Linn Energy, LLC

We consent to the use of our report included herein, dated October 27, 2005, with respect to the Statements of Revenues and Direct Operating Expenses - Exploration Partners, LLC and affiliated working interest owners relating to certain natural gas working interests acquired by Linn Energy, LLC for the years ended December 31, 2004 and 2003. It is understood that our Firm is not registered with the Securities and Exchange Commission.

                      /s/ Hantzmon Wiebel LLP

October 27, 2005
Charlottesville, Virginia

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  EXHIBIT 23.5